SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                 FORM 8-K

                              CURRENT REPORT

                    PURSUANT TO SECTION 13 OR 15(d) OF THE

                      SECURITIES EXCHANGE ACT OF 1934


        Date of Report (Date of earliest event reported): July 25, 2006

                          Timberland Bancorp, Inc.
            (Exact name of registrant as specified in its charter)

        Washington                0-23333               91-1863696
 ---------------------------    -----------         ------------------
 State or other jurisdiction    Commission          (I.R.S. Employer
 Of incorporation               File Number         Identification No.)


 624 Simpson Avenue, Hoquiam, Washington                   98550
 ---------------------------------------                 ----------
 (Address of principal executive offices)                (Zip Code)

       Registrant's telephone number (including area code) (360) 533-4747



 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.


 [ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02  Results of Operations and Financial Condition
--------------------------------------------------------

     On July 25, 2006, Timberland Bancorp, Inc. issued its earnings release for the quarter ended June 30, 2006. A copy of the earnings release is attached hereto as Exhibit 99.1, which is incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits
--------------------------------------------

        (c)    Exhibits

        99.1   Press Release of Timberland Bancorp, Inc. dated June 25, 2006

                                 SIGNATURES
                                 ----------

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                  TIMBERLAND BANCORP,INC.


DATE: July 25, 2006               By: /s/Dean J. Brydon
                                       ---------------------------
                                       Dean J. Brydon
                                       Chief Financial Officer

                                Exhibit 99.1

               Timberland Bancorp, Inc. Announces Record Earnings

==============================================================================
                  PRESS RELEASE: FOR IMMEDIATE PUBLICATION
                  ----------------------------------------
              For further information contact: Michael R. Sand, President& CEO
                                               Dean J. Brydon, CFO
                                               At (360) 533-4747

==============================================================================

                Timberland Bancorp, Inc. Announces Record Earnings
                           * Net Income Increases by 12%
                           * Diluted Earnings Per Share Increases by 10%
                           * Quarterly Dividend Increases by 13%

HOQUIAM, Wash. -July 25, 2006--Timberland Bancorp, Inc. Timberland Bancorp, Inc. (NASDAQ:TSBK - News), ("Company") the holding company for Timberland Bank, ("Bank"), today reported record net income of $2.06 million, or $0.56 per diluted share, for the quarter ended June 30, 2006. This compares to net income of $1.84 million, or $0.51 per diluted share that the Company earned for the quarter ended June 30, 2005. The increased earnings per share was primarily a result of increased net interest income.

"We are pleased to announce increases of 12% and 10% respectively in the Company's net income and diluted earnings per share when compared to the same period in the prior fiscal year," stated Michael Sand, Timberland's President and CEO. "We were also pleased to announce the 13% increase in the quarterly dividend to $0.18 per share as well as the addition of Robert Drugge and John Norawong to Timberland's management team. Robert and John's experience working with significant loan relationships and their management capabilities will assist in the future growth of the Company," Sand also stated.

Robert Drugge was hired to oversee the Bank's expanding business banking presence in Pierce, Kitsap and southern King Counties. He brings nearly 20 years of in-market experience most recently managing relationships with companies having sales between $10 million and $2 billion. Bob's lending and management expertise have been shaped by his career affiliation with Seafirst and its successor, the Bank of America.

John Norawong will manage the Bank's mortgage lending operations. Mr. Norawong comes to Timberland after serving seven years with KeyBank where he was most recently Senior Vice President and Department Manager. During his tenure with KeyBank Mr. Norawong managed all aspects of Corporate Banking activities in Tacoma, Washington. Concurrent with his responsibilities in Tacoma he established and managed a new commercial banking team for KeyBank in San Francisco, California, to serve the California market. "These two individuals will complement and strengthen our existing management team and we are pleased to have them associated with Timberland Bank," Sand further stated.

Disclaimer
This report contains certain "forward-looking statements." The Company desires to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and is including this statement for the express purpose of availing itself of the protection of such safe harbor with forward looking statements. These forward-looking statements may describe future plans or strategies and include the Company's expectations of future financial results. Forward-looking statements are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated objectives. These risk factors include but are not limited to the effect of interest rate changes, competition in the financial services market for both deposits and loans as well as regional and general economic conditions. The words "believe," "expect," "anticipate," "estimate," "project," and similar expressions identify forward-looking statements. The Company's ability to predict results or the effect of future plans or strategies is inherently uncertain and undue reliance should not be placed on such statements.

                   TIMBERLAND BANCORP, INC. AND SUBSIDIARIES
                        CONSOLIDATED INCOME STATEMENT
           For the three and nine months ended June 30, 2006 and 2005
                (Dollars in thousands, except per share data)
                                (Unaudited)

                       Three Months Ended June 30,  Nine Months Ended June 30,
                             2006          2005         2006             2005
                       --------------------------    -------------------------
Interest and dividend
 income
Loans receivable           $8,036        $7,170      $23,144          $20,271
Investments and
 mortgage-
 backed
 securities                   529           550        1,642            1,459
Dividends                     370           270        1,036              788
Federal funds sold            121            34          292              196
Interest bearing
 deposits in banks             18            13           54               56
                     --------------------------     -------------------------
  Total interest and
   dividend income          9,074         8,037       26,168           22,770

Interest expense
Deposits                    2,058         1,382        5,554            3,819
Federal Home
 Loan Bank("FHLB")
 advances                     718           839        2,201            2,325
Other borrowings               10             7           36               22
                     --------------------------     -------------------------
  Total interest
   expense                  2,786         2,228        7,791            6,166
                     --------------------------     -------------------------
  Net interest
   income                   6,288         5,809       18,377           16,604
Provision for
 loan losses                   --            96           --              116
                     --------------------------     -------------------------
  Net interest              6,288         5,713       18,377           16,488
   income after
   provision
   for loan losses

Non-interest income
Service charges
 on deposits                  769           723        2,226            2,062
Gain on sale of
 loans, net                    60           181          264              613
BOLI net earnings             112           111          333              320
Escrow fees                    32            38           87               97
Servicing income on
 loans sold                    80           110          266              199
ATM transaction fees          266           223          742              632
Other                         209           162          674              503
                     --------------------------     -------------------------
  Total non-interest
   income                   1,528         1,548        4,592            4,426
Non-interest expense
Salaries and employee
 benefits                   2,727         2,528        8,095            7,726
Premises and equipment        589           597        1,828            1,675
Advertising                   185           187          501              565
Loss (gain)from real
 estate operations             (1)           19          (93)             (11)
ATM expenses                  105           134          299              350
Postage and courier           123            80          370              381
Amortization of
 core deposit
 intangible                    82            94          246              273
State and local
 taxes                        138           116          427              322
Professional fees             222           133          611              496
Other                         621           577        1,863            2,119
                     --------------------------     -------------------------
  Total non-interest
   expense                  4,791         4,465       14,147           13,896

Income before
 federal income
 taxes                      3,025         2,796        8,822            7,018
Federal income
 taxes                        964           961        2,809            2,238
                     --------------------------     -------------------------
  Net income               $2,061        $1,835       $6,013           $4,780
                     ==========================     =========================
Earnings per common
 share:
  Basic                     $0.58         $0.54        $1.70            $1.37
  Diluted                   $0.56         $0.51        $1.65            $1.31
Weighted average
 shares outstanding:
  Basic                 3,570,850     3,415,644    3,529,058        3,486,589
  Diluted               3,691,438     3,574,410    3,652,502        3,645,658

                      TIMBERLAND BANCORP, INC. AND SUBSIDIARIES
                             CONSOLIDATED BALANCE SHEETS
                        June 30, 2006 and September 30, 2005
                               (Dollars in thousands)

                                                June 30,   September 30,
ASSETS                                             2006            2005
                                               --------------------------
Cash and due from financial institutions     (Unaudited)
 Non-interest bearing                           $13,720        $ 20,015
 Interest-bearing deposits in banks               2,565           3,068
 Federal funds sold                              10,450           5,635
                                               --------------------------
                                                 26,735          28,718
Investments and mortgage-backed securities:
 Held to maturity                                    86             104
 Available for sale                              84,822          89,595
 FHLB stock                                       5,705           5,705
                                               --------------------------
                                                 90,613          95,404

Loans receivable                                401,014         389,853
Loans held for sale                               1,024           2,355
Less: Allowance for loan losses                  (4,120)         (4,099)
                                               --------------------------
    Net loans receivable                        397,918         388,109

Accrued interest receivable                       2,416           2,294
Premises and equipment                           16,416          15,862
Real estate owned ("REO") and other
 repossessed items                                  112             509
Bank owned life insurance ("BOLI")               11,835          11,502
Goodwill                                          5,650           5,650
Core deposit intangible                           1,588           1,834
Mortgage servicing rights                           888             928
Other assets                                      2,373           1,955
                                               --------------------------
    TOTAL ASSETS                               $556,544        $552,765
                                               ==========================

LIABILITIES AND SHAREHOLDERS' EQUITY
Non-interest-bearing deposits                   $54,372         $51,791
Interest-bearing deposits                       365,012         359,874
                                               --------------------------
    Total deposits                              419,384         411,665

FHLB advances                                    53,776          62,353
Other borrowings: repurchase agreements           1,152             781
Other liabilities and accrued expenses            3,409           3,324
                                               --------------------------
    TOTAL LIABILITIES                           477,721         478,123
                                               --------------------------

SHAREHOLDERS' EQUITY
Common stock - $.01 par value; 50,000,000
 shares authorized;
 June 30, 2006 - 3,785,576 shares issued
  and outstanding
 September 30, 2005 - 3,759,937 shares
  issued and outstanding                             38              38
Additional paid in capital                       22,111          22,040
Unearned shares - Employee Stock Ownership
 Plan ("ESOP")                                   (3,437)         (3,833)
Retained earnings                                61,471          57,268
Accumulated other comprehensive loss             (1,360)           (871)
                                               --------------------------
     TOTAL SHAREHOLDERS' EQUITY                  78,823          74,642
                                               --------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY     $556,544        $552,765
                                               ==========================

                    TIMBERLAND BANCORP, INC. AND SUBSIDIARIES
                         KEY FINANCIAL RATIOS AND DATA
                  (Dollars in thousands, except per share data)


                   Three Months Ended June 30,     Nine Months Ended June 30,
                         2006            2005          2006             2005
                   ---------------------------    --------------------------
PERFORMANCE RATIOS:
Return on average
 assets(1)               1.49%           1.35%         1.45%            1.20%
Return on average
 equity(1)              10.57%          10.19%        10.48%            8.77%
Net interest
 margin (1)              5.00%           4.74%         4.90%            4.62%
Efficiency ratio        61.30%          60.69%        61.59%           66.08%



                                               June 30,  September 30,
                                                  2006        2005
                                               -----------------------
ASSET QUALITY RATIOS:
Non-performing loans                             $1,935        $2,926
REO & other repossessed assets                      112           509
                                               ---------  ------------
Total non-performing assets                      $2,047        $3,435
Non-performing assets to total assets              0.37%         0.62%
Allowance for loan losses to non-performing
 loans                                           212.92%       140.09%

Book value per share (2)                         $20.82        $19.85
Book value per share (3)                         $22.16        $21.30
Tangible book value per share (2) (4)            $18.91        $17.86
Tangible book value per share (3) (4)            $20.13        $19.16


--------------
(1) Annualized
(2) Calculation includes ESOP shares not committed to be released
(3) Calculation excludes ESOP shares not committed to be released
(4) Calculation subtracts goodwill and core deposit intangible from the equity component



                       Three Months Ended June 30, Nine Months Ended June 30,
                            2006             2005         2006          2005
                       --------------------------  --------------------------

AVERAGE BALANCE SHEET:
Average total loans     $399,849         $385,592     $396,141      $372,183
Average total interest
 earning assets          502,804          490,359      499,624       479,551
Average total assets     554,716          544,149      552,100       532,025
Average total interest
 bearing deposits        366,228          355,367      363,246       353,622
Average FHLB advances
 & other borrowings       55,597           68,345       58,218        59,455
Average shareholders'
 equity                   77,969           72,027       76,478        72,708

Comparison of Financial Condition at June 30, 2006 and September 30, 2005

Total Assets: Total assets increased $3.77 million to $556.54 million at June 30, 2006, from $552.77 million at September 30, 2005, primarily due to a $9.81 million increase in net loans receivable. This increase was partially offset by a $4.79 million decrease in investment securities and a $1.98 million decrease in cash and due from financial institutions.

Investments: Investment securities decreased by $4.79 million to $90.61 million at June 30, 2006, from $95.40 million at September 30, 2005, due to regular amortization and prepayments on mortgage-backed securities.

Loans: Net loans receivable increased by $9.81 million to $397.92 million at June 30, 2006, from $388.11 million at September 30, 2005. The increase in the portfolio was primarily a result of a $12.95 million increase in construction loans (net of undisbursed portion), a $4.55 million increase in consumer loans, and a $4.28 million increase in land loans. Partially offsetting these increases were decreases of $5.94 million in one-to-four family mortgage loans, $2.88 million in commercial real estate loans, $1.86 million commercial business loans, and $1.59 million in multi-family loans.

Loan demand remained strong as loan originations totaled $60.06 million and $169.82 million for the three and nine months ended June 30, 2006, compared to $58.25 million and $168.63 million for the three and nine months ended June 30, 2005. The Bank also continued to sell longer-term fixed rate loans for asset liability management purposes. The Bank sold fixed rate one-to-four family mortgage loans totaling $4.54 million and $17.60 million for the three and nine months ended June 30, 2006, compared to $8.30 million and $16.26 million for the three and nine months ended June 30, 2005.

Deposits: Deposits increased by $7.71 million to $419.38 million at June 30, 2006, from $411.67 million at September 30, 2005. The deposit increase was primarily due to a $21.65 million increase in certificate of deposit accounts and a $2.58 million increase in non-interest bearing accounts. These increases were partially offset by decreases of $11.33 million in money market accounts, $3.40 million in savings accounts, and $1.78 million in N.O.W. checking accounts.

Shareholders' Equity: Total shareholders' equity increased by $4.18 million to $78.82 million at June 30, 2006, from $74.64 million at September 30, 2005, primarily due to net income of $6.01 million and a $1.82 million increase in additional paid in capital from the exercise of stock options and vesting associated with the Company's benefit plans. Also increasing shareholders' equity was a decrease of $396,000 in the equity component related to unearned shares issued to the Employee Stock Ownership Plan. Partially offsetting these increases to shareholders' equity were the payment of $1.81 million in dividends to shareholders, the repurchase of 58,200 shares of the Company's stock for $1.75 million, and a $489,000 increase in accumulated other comprehensive loss.

On April 7, 2005, the Company announced a plan to repurchase up to 5% of the Company's outstanding shares, or 187,955 shares. This represents the Company's 13th stock repurchase plan. As of June 30, 2006, the Company had repurchased 86,050 of these shares at an average price of $27.79. During the quarter ended June 30, 2006, the Company purchased 50,000 shares at an average price of $31.06. Cumulatively the Company has repurchased 3,425,321 (51.8%) of the 6,612,500 shares that were issued when the Company went public in January 1998. The 3,425,321 shares have been repurchased at an average price of $15.64 per share.
Comparison of Operating Results for the Three and Nine Months Ended June 30, 2006 and 2005

Net Income: Net income for the quarter ended June 30, 2006, increased to $2.06 million, or $0.56 per diluted share ($0.58 per basic share) from $1.84 million, or $0.51 per diluted share ($0.54 per basic share) for the quarter ended June 30, 2005. The $0.05 increase in diluted earnings per share for the quarter ended June 30, 2006, was primarily a result of a $575,000 ($380,000 net of income tax -- $0.11 per diluted share) increase in net interest income after provision for loan losses. This increase was partially offset by a $326,000 ($215,000 net of income tax -- $0.06 per diluted share) increase in non-interest expense.

Net income for the nine months ended June 30, 2006, increased $1.23 million to $6.01 million, or $1.65 per diluted share ($1.70 per basic share) from $4.78 million, or $1.31 per diluted share ($1.37 per basic share) for the nine months ended June 30, 2005. The $0.34 increase in diluted earnings per share for the nine months ended June 30, 2006, was primarily the result of a $1.89 million ($1.25 million net of income tax -- $0.35 per diluted share) increase in net interest income after provision for loan losses and a $166,000 ($110,000 net of income tax -- $0.03 per diluted share) increase in non-interest income. These items were partially offset by a $251,000 ($166,000 net of income tax -- $0.04 per diluted share) increase in non-interest expense.

Net Interest Income: Net interest income increased $479,000 to $6.29 million for the quarter ended June 30, 2006, from $5.81 million for the quarter ended June 30, 2005, primarily due to a larger interest earning asset base and the collection of $216,000 in prepayment penalties on two participation loans that paid off during the current quarter. The prepayment penalties were recorded as interest income and contributed 17 basis points to the quarterly net interest margin. Total interest income increased $1.03 million to $9.07 million for the quarter ended June 30, 2006, from $8.04 million for the quarter ended June 30, 2005, as average total interest earning assets increased by $12.45 million. The yield on interest earning assets increased to 7.22% for the quarter ended June 30, 2006, from 6.56% for the quarter ended June 30, 2005. Total interest expense increased by $558,000 to $2.79 million for the quarter ended June 30, 2006, from $2.23 million for the quarter ended June 30, 2005, as the average rate paid on interest bearing liabilities increased to 2.65% for the quarter ended June 30, 2006, from 2.10% for the quarter ended June 30, 2005. Partially offsetting the increased rate on interest-bearing liabilities was a $1.89 million decrease in the average balance of interest-bearing liabilities during the current quarter. The net interest margin increased to 5.00% for the quarter ended June 30, 2006 from 4.74% for the quarter ended June 30, 2005.

Net interest income increased $1.78 million to $18.38 million for the nine months ended June 30, 2006, from $16.60 million for the nine months ended June 30, 2005, primarily due to a larger interest earning asset base and an increase in the Company's interest rate spread. Total interest income increased $3.40 million to $26.17 million for the nine months ended June 30, 2006, from $22.77 million for the nine months ended June 30, 2005, as average total interest earning assets increased by $20.07 million. The yield on interest earning assets was 6.98% for the nine months ended June 30, 2006, compared to 6.33% for the nine months ended June 30, 2005. Total interest expense increased by $1.63 million to $7.79 million for the nine months ended June 30, 2006, from $6.17 million for the nine months ended June 30, 2005, as average interest bearing liabilities increased by $8.39 million. The average rate paid on interest bearing liabilities increased to 2.47% for the nine months ended June 30, 2006, from 2.00% for the nine months ended June 30, 2005. The net interest margin increased to 4.90% for the nine months ended June 30, 2006, from 4.62% for the nine months ended June 30, 2005.

Provision for Loan Losses: There was no provision for loan losses made during the nine months ended June 30, 2006, as credit quality remained strong. The allowance for loan losses, however, did increase during this period due to a net recovery of $21,000. Based on its comprehensive analysis, management deemed the allowance for loan losses of $4.12 million at June 30, 2006, (1.03% of loans receivable and 212.92% of non-performing loans) adequate to provide for probable losses based on an evaluation of known and inherent risks in the loan portfolio at that date. The allowance for loan losses was $4.01 million (1.05% of loans receivable and 137.87% of non-performing loans) at June 30, 2005. The Company had net recovery of $1,000 for the three months ended June 30, 2006, and did not have any charge-offs for the three months ended June 30, 2005. The Company had a net recovery of $21,000 for the nine months ended June 30, 2006, compared to a net charge-off of $4,000 for the nine months ended June 30, 2005.

The Company's non-performing assets to total assets ratio decreased to 0.37% at June 30, 2006, from 0.39% at March 31, 2006, and 0.61% at June 30, 2005.
The non-performing loan total of $1.94 million at June 30, 2006, consisted of a $1.36 million commercial construction loan, $542,000 in one-to-four family mortgage loans, $29,000 in consumer loans, and an $8,000 land loan.

Non-interest Income: Total non-interest income decreased $20,000 to $1.53 million for the quarter ended June 30, 2006, from $1.55 million for the quarter ended June 30, 2005, primarily due to $121,000 decrease in gains on sale of loans and a $30,000 decrease in servicing income on loans sold. These decreases were partially offset by a $48,000 increase in fees from the sale of non-deposit investment products, a $46,000 increase in service charges on deposits, and a $43,000 increase in ATM transaction fees.

Total non-interest income increased by $166,000 to $4.59 million for the nine months ended June 30, 2006, from $4.43 million for the nine months ended June 30, 2005, primarily due to a $227,000 increase in fees from the sale of non-deposit investment products, a $164,000 increase in service charges on deposits, and a $110,000 increase in ATM transaction fees. These increases were partially offset by a $349,000 decrease in gains from loan sales. Income from loan sales was larger in the period a year ago in part due to the sale of the Bank's credit card portfolio in December 2004, which resulted in a gain of $245,000.

Non-interest Expense: Total non-interest expense increased by $326,000 to $4.79 million for the quarter ended June 30, 2006, from $4.47 million for the quarter ended June 30, 2005. The increase was primarily a result of increases in salary expense, professional fees, and postage and courier expense.

Total non-interest expense increased by $251,000 to $14.15 million for the nine months ended June 30, 2006, from $13.90 million for the nine months ended June 30, 2005. Non-interest expense was higher in the current year primarily due to increases in salary and benefit expense, premises and equipment expense, professional fees, and state and local taxes. The Company also began expensing stock options under SFAS 123 , which became effective for the Company on October 1, 2005. Total stock option expenses of $37,000 were recorded for the nine months ended June 30, 2006.

                      TIMBERLAND BANCORP, INC. AND SUBSIDIARIES
                            LOANS RECEIVABLE BREAKDOWN
                              (Dollars in thousands)



The following table sets forth the composition of the Company's loan portfolio by type of loan.


                                June 30, 2006     September 30, 2005
                               Amount   Percent    Amount    Percent
                             ------------------- ---------------------

Mortgage Loans:
 One-to-four family (1)      $  95,828    21.02% $ 101,763      23.24%
 Multi family                   18,582     4.08     20,170       4.61
 Commercial                    121,966    26.75    124,849      28.51
 Construction and land
  development                  133,977    29.38    112,470      25.68
 Land                           29,259     6.42     24,981       5.71
                              --------- --------  --------- ----------
  Total mortgage loans         399,612    87.65    384,233      87.75
Consumer Loans:
 Home equity and second
  mortgage                      35,935     7.88     32,298       7.38
 Other                          10,239     2.24      9,330       2.13
                              --------- --------  --------- ----------
                                46,174    10.12     41,628       9.51

Commercial business loans       10,158     2.23     12,013       2.74
                              --------- --------  --------- ----------
     Total loans               455,944   100.00%   437,874     100.00%

Less:
 Undisbursed portion of
  construction loans in
  process                      (51,333)            (42,771)
 Unearned income                (2,573)             (2,895)
 Allowance for loan losses      (4,120)             (4,099)
                              ---------           ---------
Total loans receivable, net  $ 397,918           $ 388,109
                              =========           =========

------------
(1) Includes loans held-for-sale.

                     TIMBERLAND BANCORP, INC. AND SUBSIDIARIES
                                DEPOSIT BREAKDOWN
                              (Dollars in thousands)



                                     June 30, 2006    September 30, 2005
                                    ---------------   ------------------

Non-interest bearing                       $54,372               $51,792
N.O.W. checking                             91,694                93,477
Savings                                     60,878                64,274
Money market accounts                       37,962                49,295
Certificates of deposit under
 $100,000                                  125,085               117,618
Certificates of deposit $100,000
 and over                                   49,393                35,209
                                     --------------    -----------------
                     Total deposits       $419,384              $411,665
                                     ==============    =================

Timberland Bancorp, Inc. stock trades on the NASDAQ global market under the symbol "TSBK." The Bank owns and operates branches in the state of Washington in Hoquiam, Aberdeen, Ocean Shores, Montesano, Elma, Olympia, Lacey, Tumwater, Yelm, Puyallup, Edgewood, Tacoma, Spanaway (Bethel Station), Gig Harbor, Poulsbo, Silverdale, Auburn, Winlock, and Toledo.

Contact:
Timberland Bancorp, Inc.
Michael Sand or Dean Brydon, 360-533-4747

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